Exhibit 99.1
Suburban Propane Partners, L.P.
Equity Holding Policy for Supervisors and Executives
Suburban Propane Partners, L.P., and its affiliates, collectively referred to herein as the “Partnership”, partially compensates its Supervisors and Executives with equity-based awards under the Partnership’s Restricted Unit Plans (collectively referred to herein as the “RUP”). Utilizing equity as an integral component of its compensation program is an expression of the Partnership’s goal of aligning its Supervisors’ and its Executives’ economic interests with those of its Common Unitholders. In accord with this goal, Supervisors and Executives are expected to maintain a significant long-term equity interest in the Partnership. This Equity Holding Policy establishes the guidelines for the levels of equity Holdings (as defined below) that Supervisors and Executives are expected to maintain.
1. Effective Date: The effective date of this policy is April 22, 2010. The first Measurement Date (as defined below) shall be January 3, 2011.
2. Covered Individuals. The following individuals are covered by this Equity Holding Policy: the Partnership’s Supervisors, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, any employee serving as a Managing Director, Assistant Vice President, Vice President, Senior Vice President or Executive Vice President, and any person hereafter holding a position with equivalent responsibilities to one or more of the foregoing positions, regardless of how designated.
3. General Rule. During the period that a Covered Individual is employed by the Partnership (or serves on its Board of Supervisors), that Covered Individual is required to maintain Holdings in the Partnership with a Value (calculated as defined below) equal to the following multiple of base salary, as applicable:

Position	Amount
Member of the Board of Supervisors	2 x Annual Fee
Chief Executive Officer	5 x Base Salary
President	5 x Base Salary
Chief Operating Officer	3 x Base Salary
Chief Financial Officer	3 x Base Salary
Executive Vice President	3 x Base Salary
Senior Vice President	2.5 x Base Salary
Vice President	1.5 x Base Salary
Assistant Vice President	1 x Base Salary
Managing Director	1 x Base Salary
If a Covered Individual holds more than one position in the above table, he or she need only comply with the Holding requirement of the position with the highest applicable multiple.
4. Value. In order to calculate the Value of a Covered Individual’s Holdings, the total number of units in the Covered Individual’s Holdings as of the Measurement Date shall be multiplied by the per-unit value as of that Measurement Date. The per-unit value shall be defined as the average of the Partnership’s Common Unit closing prices for the twenty business days preceding the Measurement Date.
5. Holdings. The Holdings of a Covered Individual include all of the following:
I.	Common Units owned outright (whether certificated, book-entry, or held in street name), including shares owned jointly with a spouse (including domestic partners under state law).

II.	Common Units owned (whether certificated, book-entry, or held in street name) separately by a spouse (including domestic partners under state law) and/or children under the age of 21 that share the Covered Individual’s household.

III.	Common Units held in the Covered Individual’s individual retirement account.

IV.	Common Units held in a private foundation or charitable trust, in each case established by the Covered Individual and where the Covered Individual serves as a trustee or director.

V.	Unvested RUP grants held by the Covered Individual.

Compliance with this Equity Holding Policy will be measured annually on the first business day following January 1st of each year (the “Measurement Date”). As soon as practical following each Measurement Date, the CEO will report on the status of compliance with this policy by all Covered Individuals to the Compensation Committee of the Board at its next meeting.
6. Time to Comply. Current Supervisors and Executives who are Covered Individuals on the Effective Date of this policy shall be in compliance with this policy as soon as practical but no later than the first Measurement Date provided for above. Newly elected Supervisors, new hires who become Covered Individuals upon commencement of their employment with the Partnership, and persons promoted to a position which makes them Covered Individuals (or which increases their applicable multiple pursuant to the table in Paragraph 3 above) shall be in compliance with this policy as soon as practical but no later than the Measurement Date next following the second anniversary of the date upon which such Covered Individual became subject to this policy. If a Supervisor’s fees are increased, or if an Executive receives a base salary increase, such Covered Individuals shall adjust their equity holding levels accordingly by the Measurement Date next following the sixth month anniversary of the effective date of such increase. Covered Individuals are expected to make steady progress towards meeting the applicable Holdings requirement throughout the periods referred to above.
7. Impact of Falling Below the Equity Holdings Guidelines. If on any Measurement Date it is determined that a Covered Individual’s Holdings have fallen below the applicable Value level specified above, that Covered Individual will have until the next Measurement Date to cure the deficiency. While the deficiency remains, that Covered Individual is not permitted to sell or transfer Partnership Common Units. If the deficiency has not been cured by the next Measurement Date, the Compensation Committee of the Board will take such actions as the Committee believes appropriate, in its discretion.
8. Exceptions. Other than for situations deemed to be hardship cases by the Compensation Committee of the Board or a significant drop in the trading price of the Partnership’s Common Units as described below, there will be no exceptions to this policy. Hardship cases include those situations in which compliance with this policy would place a severe financial hardship on a Covered Individual or prevent a Covered Individual from complying with a court order, such as in the case of a divorce settlement. Once the Committee determines that a hardship case exists, the Covered Individual will work with the Partnership’s Senior Vice President (or other person designated by the Committee) to develop an alternative equity holding policy that reflects the intention of the equity ownership guidelines contained herein, taking into account the hardship situation. Additionally, under circumstances in which the trading price of the Partnership’s Common Units has dropped by more than 50% between one Measurement Date and the next for reasons beyond the Partnership’s reasonable control, the Senior Vice President (or other person designated by the Committee) will develop an alternative equity holding policy for all Covered Individuals. Any alternative equity holding policy proposed under this paragraph shall be subject to the approval of the Compensation Committee of the Board.
9. SEC Compliance. These guidelines do not replace any of the other applicable policies or rules for compliance with U.S. securities laws.
10. Amendment. The Compensation Committee of the Board shall administer, and may amend, this policy and grant hardship exceptions at its discretion.